Exhibit 16

May 19, 2003

Securities and Exchange Commission

Washington, D. C. 20549

Re: Beta Oil & Gas, Inc. (Commission File No. 000-25717)

We have read the statements that we understand Beta Oil & Gas, Inc. will include under Item 4 of the Form 8-K/A report that it will file regarding the recent change of auditors and are in agreement with the statements contained therein as they relate to us. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Hein + Associates llp

Hein + Associates llp

Orange, California